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                                                                    EXHIBIT 99.3

             [Letterhead of Credit Suisse First Boston Corporation]

Board of Directors
Camco International Inc.
7030 Ardmore
Houston, Texas 77054

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Camco International Inc. ("Camco"), dated February 27, 1997, as Appendix B to the Joint Proxy Statement/Prospectus of Camco and Production Operators Corp ("Production Operators") relating to the proposed merger transaction involving Camco and Production Operators and references to such opinion letter in the Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinions of Financial Advisors -- Camco", "THE
MERGER -- Background", " -- Camco's Reasons for the Merger" and "-- Opinions of Financial Advisors -- CFSB Opinion". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          Credit Suisse First Boston Corporation
New York, New York
May 13, 1997